Exhibit (a)(5)(iii)

American Financial Group, Inc. Waives Minimum Tender Condition for National Interstate Corporation

Extends Tender Offer to March 17, 2014

Compelling Offer Provides Attractive Premium and Certainty of Completion

for National Interstate’s Shareholders

Cincinnati, Ohio – March 3, 2014 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) announced today that, in connection with the offer by its wholly-owned subsidiary Great American Insurance Company (GAIC) to purchase the outstanding shares of common stock of National Interstate Corporation (NASDAQ: NATL) not currently owned by GAIC for $30.00 per share in cash without interest, that it has waived the “minimum tender” condition. The “minimum tender” condition had required that, following the tender offer, GAIC must own shares of National Interstate common stock that, when added to the shares it currently owns, represents at least 90% of the outstanding shares of National Interstate on a fully diluted basis. Under the amended Offer, GAIC will purchase any and all shares tendered by National Interstate shareholders into the offer.

GAIC has also extended the expiration date and withdrawal rights to 12:00 midnight, Eastern time, on March 17, 2014. The tender offer was previously scheduled to expire at 12:00 midnight, Eastern time, on March 6, 2014. Except for the extension of the expiration date and the waiver of the “minimum tender” condition, all other terms and conditions of the tender offer remain unchanged.

Offer Delivers Significant Value to National Interstate’s Shareholder

AFG believes the all-cash offer of $30.00 per share represents compelling value for National Interstate at an attractive premium and encourages National Interstate shareholders to focus on the strong value proposition of the offer in order to make an informed decision, without distraction, to tender their shares. AFG’s all-cash offer provides National Interstate’s shareholders with a significant premium to the unaffected National Interstate stock price. The offer provides certainty in that it is not subject to any financing condition, with AFG using available cash on hand to purchase all of the shares of National Interstate common stock validly tendered in the offer.

In delivering a $30.00 offer price, AFG considered the following factors (further details can be found in the Tender Offer Statement on Schedule TO and the Transaction Statement on Schedule 13E-3 (each as amended) and the Amended and Restated Offer to Purchase, all of which are on file with the SEC):

•	The offer price represents a premium of over 35% over the closing Share price of National Interstate common stock on February 4, 2014, the last day prior to the public announcement of the initial Offer to Purchase, and a premium of almost 29% over the average closing share price of National Interstate common stock for the 30 trading days ending on that date.
•	The offer provides a 70% premium over the book value per National Interstate share of $17.63 at September 30, 2013.

•	The $30.00 offer price exceeds the target price at the date of the original offer for every equity research analyst providing a target price as part of their research coverage on National Interstate.

As a result of these factors, AFG believes its offer delivers a compelling premium to National Interstate’s unaffiliated shareholders. AFG urges shareholders to consider its disclosures with respect to this offer which contain a full description of the transaction including more detail regarding its analysis of the value provided by this offer. The offer is not conditioned upon the receipt of any approvals or any recommendation by the National Interstate board of directors.

The Information Agent for the tender offer has advised AFG and GAIC that, as of close of business on February 28, 2014, approximately 713 shares of National Interstate Corporation common stock have been tendered into and not withdrawn from the tender offer.

Innisfree M&A Incorporated is the Information Agent for the tender offer.

Additional Information

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell National Interstate common stock. AFG and GAIC will amend their Tender Offer Statement on Schedule TO and the Transaction Statement on Schedule 13E-3, filed with the Securities and Exchange Commission (the “SEC”), to reflect the waiver of the “minimum tender” condition and the extension of the offer. National Interstate stockholders and other interested parties are advised to read these filings and other documents relating to the tender offer that have been or will be filed with the SEC when they become available because they will contain important information regarding the tender offer. Anyone may obtain copies of these documents when available for free at the SEC’s website at www.sec.gov, or by calling Innisfree M&A Incorporated, the Information Agent for the tender offer, toll free at 1-888-750-5834.

About American Financial Group, Inc.

AFG is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $40 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements”. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements, except as required by law.

Contact:

Diane P. Weidner

Asst. Vice President - Investor Relations

513-369-5713

Brunswick

Stan Neve / Gemma Hart

212-333-3810

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

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AFG14-07